Zumiez Inc. Reports April 2017 Sales Results

Net Sales Increased 10.3% to $56.5 Million; April 2017 Comparable Sales Increased 7.8%

LYNNWOOD, WA -- (Marketwired - May 03, 2017) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the four-week period ended April 29, 2017 increased 10.3% to $56.5 million, compared to $51.2 million for the four-week period ended April 30, 2016. The Company's comparable sales increased 7.8% for the four-week period compared to a comparable sales decrease of 6.0% in the year ago period.

Based primarily on a higher than expected tax rate, the Company expects first quarter 2017 net loss per share to be towards the low end of its guidance range of ($0.17) to ($0.21).

To hear the Zumiez prerecorded April sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of April 29, 2017 we operated 688 stores, including 603 in the United States, 50 in Canada, and 29 in Europe and 6 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and www.fasttimes.com.au.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200